EXHIBIT 99
Wireless Ronin to Acquire McGill Digital Solutions
Acquisition to Expand Content Development Capabilities for Interactive Digital Signage Solutions
MINNEAPOLIS – August 2, 2007 –Wireless Ronin Technologies, Inc. (Nasdaq:RNIN), a Minneapolis-based digital signage solutions provider, today announced that it has entered into an agreement to acquire privately held McGill Digital Solutions, Inc. Based in Windsor, Ontario Canada, McGill is a provider of custom interactive software solutions, used primarily for e-learning and digital signage applications.
“This is an exciting opportunity,” said Jeffrey Mack, Wireless Ronin’s chairman, president and chief executive officer. “The ROI requirements that have been placed on digital signage programs are very high in this competitive environment. The ability to incorporate training and other onsite benefits will be one more way of leveraging our technology for our clients to increase the value added by a RoninCast® digital signage network and differentiate our product offering.”
First incorporated in 1987, McGill has a strong legacy within the automotive market. The company has developed thousands of e-learning, e-performance support and e-marketing solutions to help companies train, motivate, and sell. Working across the spectrum, McGill develops the competencies and knowledge of the people who most influence product sales – sales associates and their customers. McGill also has a strong web development and marketing business that complements its product offerings.
Under the terms of the agreement, Wireless Ronin will acquire McGill for a combination of cash and securities. Wireless Ronin will make contingent milestone payments, based on future revenue generation and other benchmarks. The acquisition is expected to be mildly accretive to earnings within 12 months. No additional terms of the acquisition were disclosed at this time.
Mack continued, “Like Wireless Ronin, McGill’s management and associates are building a solid track record of delivering high-quality solutions and services and are establishing a respected and loyal customer base. This acquisition is great news for our customers, partners and shareholders, as it further augments our already robust product offering. As a result of this acquisition, we will increase the size of our talented sales and professional services teams, gain entry into new vertical markets, acquire state-of-the-art technology and add to a solid financial platform.”
Robert Whent, McGill’s CEO and founder, commented, “The integration of Wireless Ronin and McGill will result in a comprehensive digital signage offering that the industry has yet to experience. We are very excited about this combination and believe that it provides a significant benefit to our customers and associates.”
Alan Buterbaugh, McGill’s president and co-owner added, “Coupling 20 years of retail interactive marketing and training expertise with the strength of the RoninCast® software will give us an edge over the competition. We believe the solutions we will be able to deliver as a single operation are exactly what our clients need to win over today’s highly informed consumers and close sales.”
As part of the acquisition and merger of McGill with Wireless Ronin additional sales and marketing, as well as product development capabilities will be acquired through McGill’s facility in Canada. The transaction is expected to close within 30 days. Subject to the closing, the integration and realization of operational efficiencies is expected to be completed by the end of 2007.
Mack concluded, “By joining forces with McGill, we believe we are positioned better than ever to deliver a comprehensive digital signage solution that drives efficiencies for our customers and yields a strong return on their investment in digital signage. With this acquisition, we believe that we have strengthened our platform for future success.”
Completion of the acquisition is subject to customary closing conditions.
Wireless Ronin plans to release financial results for its second quarter of 2007 before the opening of regular market trading on Friday, August 10, 2007. The company will host a conference call at 9:00 a.m. CDT on August 10, 2007, to discuss these results.
About McGill Digital Solutions, Inc.
McGill Digital Solutions is an award-winning producer of interactive point-of-purchase applications that funnel product education and sales closing information to both sales consultants and consumers. Based in Windsor, Ontario Canada, McGill has created thousands of e-learning and e-marketing solutions to help companies train, motivate, and sell. With a client base rooted in the automotive industry, McGill delivers highly engaging and relevant interactive content on-line and through kiosks, digital signage and mobile devices.
About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. RoninCast® provides clients with the ability to manage a digital signage network from one central location. The software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. An array of services is offered by Wireless Ronin to support RoninCast® including consulting, creative development, project management, installation, and training. The company’s common stock is traded on the NASDAQ Capital Market under the symbol “RNIN”.
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this release refer to completion of the acquisition (and integration) of McGill Digital Solutions, the benefits of such acquisition and other matters. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: our estimates of future expenses, revenue and profitability; trends affecting our financial condition and results of operations; our ability to obtain customer orders; the availability and terms of additional capital; our ability to develop new products; our dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Company’s Current Report on Form 10-KSB filed with the Securities and Exchange Commission, on March 28, 2007.